EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                BSD MEDICAL HIGHLIGHTS CANCER TREATMENT ADVANCES
                               REPORTED AT ESHO--
                    BSD-2000/3D/MR in the Spotlight at Berlin

SALT LAKE CITY, June 8, 2006--BSD Medical Corp. (AMEX:BSM) today highlighted key research reported at the European Society for Hyperthermic Oncology (ESHO) meetings recently concluded in Berlin, Germany. In addition to the presentations on cancer therapy advancement, it was also noted that the location of the conference in Berlin presented an excellent opportunity to expose leaders in new cancer therapy development to the BSD-2000/3D/MR system, by BSD Medical, at Charite Medical School of Humboldt University. The BSD-2000/3D/MR combines simultaneous three-dimensional steering of RF energy focused on tumors with magnetic resonance imaging of the treatment in progress, color-differentiated by temperature. Many key attendees at the conference, including several who are active prospects for the system, reviewed the BSD-2000/3D/MR.

The opening portion of the ESHO program was an education day devoted to the current state-of-the-art in the treatment of various cancers, and the contribution of hyperthermia therapy in advancing the state-of-the-art. Presentations were made on soft-tissue sarcomas, breast cancer, ovarian cancer, cervical cancer, prostate cancer, bladder cancer, esophagus cancer, gastric cancer, pancreatic cancer and rectal cancer. During the course of the ESHO meetings, reports were given on the treatment of cancers with hyperthermia therapy as follows:

o Soft-Tissue Sarcomas--Three presentations were made on the treatment of soft-tissue sarcomas with the BSD-2000 and chemotherapy, two from the work of several German cancer research centers and one from research at Duke University in the United States. An EORTC (European Organization for Research and the Treatment of Cancer) Phase III trial in Europe and the U.S. involving 340 patients with high-risk, soft-tissue sarcomas has recruited 321 patients and is nearing conclusion.

o Breast Cancer--A presentation was made based on Duke University's research and experience, concluding that superficial hyperthermia should be considered standard therapy within the treatment for breast cancer recurrence on the chest wall.

o Ovarian Cancer--A presentation was made based on Duke University research showing that hyperthermia and chemotherapy resulted in pathologic complete response in selected ovarian cancer patients, and was well tolerated. The treatment method involved the use of a BSD-2000 to provide whole abdomen hyperthermia. The report concluded, "promising results suggest a role for the use of adjuvant whole abdomen hyperthermia as a means of augmenting chemosensitization."

o Cervical Cancer--The primary support for the use of hyperthermia and radiation therapy for treatment of advanced cervical cancer comes from a Phase III clinical trial using the BSD-2000 led by researchers in the Netherlands. Control of the cancer was approximately doubled with the addition of hyperthermia to radiation. A Phase III clinical trial sponsored by Duke University is also being conducted using tri-modality hyperthermia, radiation and chemotherapy together. A 90% complete remission was obtained in patients in a Phase II tri-modality trial.

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o Prostate Cancer--A presentation was made on the treatment of 309 locally advanced prostate cancer patients with benign prostatic hyperplasia at Long Beach Memorial Hospital in the United States. These patients received hyperthermia therapy and radiation. The report concluded, "all patients experienced significant improvement of the obstructive symptoms six to eight weeks following completion of this treatment. Acute and late toxicities of the treatment were comparable to patients who received no heat treatment." The report further stated that the procedure "provides durable palliation of obstructive symptoms and avoids need for surgical intervention." While this report dealt with sideline benefits of hyperthermia in the treatment of prostate cancer patients, Long Beach Memorial Hospital has considerable experience in the use of hyperthermia and brachytherapy as combined therapies for prostate cancer treatment.

o Bladder Cancer--A report was made on research being conducted at the Erlangen University Medical School in Germany using the BSD-2000/3D to deliver hyperthermia therapy in combination with radiation and chemotherapy, with the important objective of avoiding bladder removal in the treatment of bladder cancer patients. The study is ongoing. Side effects have been moderate, and the addition of hyperthermia did not impact or increase side effects. Instead of radically removing the bladder, Erlangen urologists remove the tumor through the urethra with a probe. The remaining cancer cells are then treated with hyperthermia, radiation and chemotherapy, and reports from earlier research showed an 80% success rate of bladder salvage.

o Esophagus Cancer--Techniques were presented for the delivery of hyperthermia therapy in the treatment of cancer of the esophagus through deep regional hyperthermia in combination with radiation and chemotherapy. In a Phase I/II trial 29 patients were treated to prove feasibility and tolerance. The results encourage further investigation.

o Gastric Cancer--A presentation was made on research in Milano, Italy on the general use of hyperthermia therapy in combination with chemotherapy for the treatment of gastric cancer.

o Pancreatic Cancer--An important presentation was made on research being conducted in Munich, Germany on the use of hyperthermia provided by the BSD-2000 in combination with chemotherapy for the treatment of pancreatic cancer. Research thus far conducted on advanced pancreatic patients shows a potential for increasing the life expectancy of patients with this lethal form of cancer. Further research is therefore enthusiastically anticipated.

o Rectal Cancer--Two reports were given on research conducted on advanced and recurrent cancer of the rectum using tri-modality hyperthermia therapy (BSD-2000) in combination with radiation and chemotherapy for treatment of the cancer. The endpoint of these studies (one in Verona, Italy and one in Munich, Germany) was to downstage rectal cancer so that it could be successfully surgically removed. In the Verona study, of 39 patients who underwent surgery after treatment, 31 could be treated with conservative surgery, and after median follow-up of 31 months, only one local recurrence had been observed. In the German study involving 24 patients, 22 of whom were considered inoperable prior to treatment, the report concluded: "Regional hyperthermia combined with re-irradiation and chemotherapy provides in a significant portion (90%) of patients local tumor control and is well tolerated. Pain relief is achieved in more than 80% of the patients with a median duration of 18 months. This regimen can be recommended for salvage therapy in this otherwise unfavorable group of patients."

o Melanoma--Based on the use of hyperthermia therapy in combination with chemotherapy and radiation therapy, a report based on research conducted at Graz, Austria concluded, "local response can be achieved by using superficial or deep regional hyperthermia in combination with radiotherapy and/or chemotherapy." A Phase III clinical trial involving 128 tumors conducted earlier in Europe showed that adding hyperthermia to radiation increased the complete-response rate of recurrent or metastatic melanoma from 35% to 62%, as compared to use of radiation therapy alone.

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o Brain Cancer--Presentations were made based on research conducted in Italy and in Germany on methods of implementing hyperthermia treatments for brain cancer.
A previous Phase III clinical trial conducted in the US at UCSF on 112 patients with glioblastoma multiforme (brain cancer) showed a more than double increase in two-year survival rate when hyperthermia therapy was added to radiation, compared to radiation alone.

o Head and Neck Cancer--Treatment methods for head and neck cancer were presented. A Phase III clinical trial conducted earlier in Trento, Italy on inoperable Stage IV head and neck cancer patients showed that hyperthermia added to radiation improved complete response of the cancer from 41% to 83% and local relapse-free survival from 24% to 68% compared to radiation treatments alone.

A users meeting for BSD Medical's customers was also held in Berlin apart from the formal ESHO meetings. Many presentations were made during this meeting on the application of BSD Medical's systems in the treatment of cancer. Paul Turner, BSD Medical's Chairman and Chief Technology Officer, also made a presentation of recent systems upgrades that further enhance the capabilities of BSD's cancer therapy systems.

BSD Medical produces precision-guided RF and microwave heat therapy systems used in the treatment of cancer and other diseases or medical conditions. For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on research results and other events reported by the Company, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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